EXHIBIT TO FORM 4 FILING

SENTIENT EXECUTIVE GP III, LIMITED

This Statement of Beneficial Ownership of Securities is being filed by (i) Sentient Global Resources Fund III, L.P. (“Fund III”), (ii) SRGF III Parallel I, LP (“Parallel I”), and (iii) Sentient Executive GP III, Limited (“ Sentient Executive” or the “Reporting Person”).   Sentient Executive is the general partner of the general partner of Fund III and Parallel I and makes the investment decisions for those entities.

Explanation of Responses to Form 4:

Option to Purchase IPO Shares and Over-Allotment Shares. Under a Common Stock Purchase Agreement dated December 29, 2009 (the “Purchase Agreement”) Fund III and Parallel I received the right to purchase shares of the Issuer. On January 7, 2010 Fund III and Parallel I purchased  a total of 844,694 shares from the Issuer. On March 24, 2010, Fund III and Parallel purchased an additional 905,065 shares from the Issuer. The Purchase Agreement also gives Fund III and Parallel I the option to purchase up to 148,686 additional shares if the Issuer sells 600,000 additional shares to the underwriters to cover over-allotments (fewer shares may be purchased to the extent that the underwriters purchaser fewer than 600,000 shares).  The option may be exercised in whole or in part. If exercised in full, the number of shares that may be purchased by Fund III and Parallel I will permit them to retain their respective percentage ownership in the Issuer. The purchase price will be the same as the price paid by the public.